ChinaCast Education Corporation Announces $29.3 Million Direct
Investment Advancing Acquisition of Third Accredited University in China

BEIJING, May 3, 2010 -- ChinaCast Education Corporation ("ChinaCast" or the "Company") (Nasdaq: CAST), a leading for-profit, post-secondary education and e-Learning services provider in China, today announced the signing of an agreement for a $29.3 million direct investment in the Company by Mr. Wu Shi Xin, the owner of Wintown Enterprises Limited, a holding company which, after completion of a reorganization, will own 100% of Hubei Industrial University Business College (HIUBC), a private, accredited university located in Wuhan, China

The purchase of ChinaCast shares by Mr. Wu is an initial step in the execution of the Company's acquisition of HIUBC, pursuant to a Memorandum of Understanding ("MOU") previously announced on March 30, 2010, for an expected total consideration of $66.0 million. On receipt of the investment of $29.3 million in cash, ChinaCast will issue to Mr. Wu's nominated companies a total of 3,735,734 million shares of restricted stock at $7.85 per share, based on the twenty day volume weighted average share price of ChinaCast common stock for the period ending April 27, 2010, plus a premium of 5%. The shares are restricted under Regulation S of the Securities Act of 1933, and carry registration rights after October 1, 2010. The signing of a definitive purchase agreement and payment by ChinaCast of $66.0 million in cash to complete the acquisition is expected to occur within the next 60 days, subject to the customary closing conditions. HIUBC would be the third private, accredited university acquired to date by ChinaCast in China.

Hubei Industrial University Business College was founded in 2003 and established by private investors as an independent, accredited college affiliated with a state-owned university. For the current 2009 academic year which started on September 1, 2009, the school had 9,929 students enrolled on-campus with expected pro forma revenues of approximately $15.9 million and EBITDA of $7.4 million. The staff includes 511 full-time and part-time teachers and offers fully accredited bachelor degree and diploma courses in industrial engineering design, computer engineering, management, economics, language studies and law. The school has a campus area encompassing 47 acres and over 2.2 million square feet of building floor space.

Ron Chan, ChinaCast Education Corporation Chairman and CEO, commented, "Mr. Wu's direct investment in ChinaCast's common stock not only signifies a critical milestone towards completing the HIUBC acquisition, but offers a strong endorsement for our Company's business model and future growth prospects. We are very pleased that Mr. Wu shares our passion and vision to build a significant enterprise comprised of accredited, well-respected universities like HIUBC, that will benefit from prevailing secular trends driving growth in China's post-secondary education sector, the largest in the world today. We are acquiring HIUBC at an attractive valuation relative to its anticipated future earnings and cash flow contribution to ChinaCast, in addition to its asset base which includes 47 acres and over 2.2 million square feet of building floor space in a major metropolitan area. Following the acquisition, we expect to have a strong cash and working capital position as we continue to seek additional acquisitions of similar accredited universities."

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-Learning services provider in China. The Company provides post-secondary degree and diploma programs through its two universities in China: The Foreign Trade and Business College of Chongqing Normal University and the Lijiang College of Guangxi Normal University. These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music. The Company provides its e-Learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

Contact:

ChinaCast Education
Michael J. Santos, President-International
+1-347-482-1588
mjsantos@chinacasteducation.com

HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net